Exhibit 99.1

Terra Property Trust, Inc.
Consolidated Financial Statements
Years Ended December 31, 2018 and 2017

Terra Property Trust, Inc.

Schedules other than those listed are omitted as they are not applicable or the required or equivalent information has been included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors
Terra Property Trust, Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Terra Property Trust, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in equity, and cash flows for the years then ended, and the related notes and financial statement schedule III - Real Estate and Accumulated Depreciation and schedule IV - Mortgage Loans on Real Estate as of and for the years ended December 31, 2018 and 2017 (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2016.
New York, New York
March 27, 2019

Terra Property Trust, Inc.
Consolidated Balance Sheets

	December 31,
	2018	2017
Assets
Cash and cash equivalents	$8,918,704	$28,273,057
Restricted cash	17,431,603	18,824,902
Cash held in escrow by lender	2,188,546	550,369
Loans held for investment, net	388,243,974	355,289,015
Loans held for investment acquired through participation, net (Note 6)	—	1,804,715
Real estate owned, net (Note 4)
Building and building improvements, net	52,926,258	—
Lease intangible assets, net	15,078,319	—
Interest receivable	2,915,558	3,080,468
Other assets	3,851,761	1,170,649
Total assets	$491,554,723	$408,993,175

Liabilities and Equity
Liabilities:
Obligations under participation agreements (Note 6)	$114,298,592	$76,053,279
Mortgage loan payable, net of deferred financing fees and other	44,874,688	34,122,246
Repurchase agreement payable, net of deferred financing fees	31,514,294	—
Interest reserve and other deposits held on investments	17,431,603	18,824,902
Lease intangible liabilities, net (Note 4)	12,019,709	—
Due to Manager (Note 6)	1,813,506	2,684,749
Unearned income	1,347,229	232,584
Interest payable (Note 6)	1,211,742	851,939
Accounts payable and accrued expenses	998,444	260,975
Other liabilities	752,557	452,795
Total liabilities	226,262,364	133,483,469
Commitments and contingencies (Note 8)
Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and none issued	—	—
12.5% Series A Cumulative Non-Voting Preferred Stock at liquidation preference, 125 shares authorized and 125 shares issued and outstanding at both December 31, 2018 and 2017	125,000	125,000
Common stock, $0.01 par value, 450,000,000 shares authorized and 14,912,990 shares issued and outstanding at both December 31, 2018 and 2017	149,130	149,130
Additional paid-in capital	298,109,424	298,109,424
Accumulated deficit	(33,091,195)	(22,873,848)
Total equity	265,292,359	275,509,706
Total liabilities and equity	$491,554,723	$408,993,175

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2018	2017
Revenues
Interest income	$42,160,375	$38,271,866
Real estate operating revenue	3,724,204	—
Prepayment fee income	2,265,201	319,592
Other operating income	218,650	216,877
	48,368,430	38,808,335
Operating expenses
Operating expenses reimbursed to Manager	3,684,372	3,343,738
Asset management fee payable to Manager	3,077,442	3,168,839
Asset servicing fee payable to Manager	716,693	701,697
Real estate operating expenses	1,296,983	—
Depreciation and amortization	1,577,490	—
Reversal of provision for loan losses, net	—	(191,703)
Professional fees	891,100	338,214
Directors fees	313,583	45,000
Other	391,539	276,135
	11,949,202	7,681,920
Operating income	36,419,228	31,126,415
Other income and expenses
Interest expense from obligations under participation agreements	(10,862,646)	(6,999,500)
Interest expense on mortgage loan payable	(2,909,529)	(2,652,137)
Interest expense on repurchase agreement payable	(164,776)	—
Realized loss on participated loans	—	(114,209)
	(13,936,951)	(9,765,846)
Net income	$22,482,277	$21,360,569
Preferred stock dividend declared	(15,624)	(15,625)
Net income allocable to common stock	$22,466,653	$21,344,944

Earnings per share — basic and diluted	$1.51	$1.43

Weighted-average shares — basic and diluted	14,912,990	14,912,990

Distributions declared per common share	$2.19	$2.51

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Consolidated Statements of Changes in Equity
Years Ended December 31, 2018 and 2017

	Preferred Stock	12.5% Series A Cumulative Non-Voting Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit
				$0.01 Par Value
		Shares	Amount	Shares	Amount			Total equity
Balance at January 1, 2018	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(22,873,848)	$275,509,706
Net income	—	—	—	—	—	—	22,482,277	22,482,277
Distributions declared on common share ($2.19 per share) (1)	—	—	—	—	—	—	(32,684,000)	(32,684,000)
Distributions declared on preferred shares	—	—	—	—	—	—	(15,624)	(15,624)
Balance at December 31, 2018	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(33,091,195)	$265,292,359

	Preferred Stock	12.5% Series A Cumulative Non-Voting Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit
				$0.01 Par Value
		Shares	Amount	Shares	Amount			Total equity
Balance at January 1, 2017	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(6,791,628)	$291,591,926
Net income	—	—	—	—	—	—	21,360,569	21,360,569
Distributions declared on common share ($2.51 per share) (2)	—	—	—	—	—	—	(37,427,164)	(37,427,164)
Distributions declared on preferred shares	—	—	—	—	—	—	(15,625)	(15,625)
Balance at December 31, 2017	$—	125	$125,000	14,912,990	$149,130	$298,109,424	$(22,873,848)	$275,509,706
_______________

(1)	For the year ended December 31, 2018, the Company made $2.1 million of distributions to Terra Secured Income Fund 5, LLC to pay for the redemption of Terra Secured Income Fund 4, LLC units.

(2)	For year ended December 31, 2017, the Company made $5.0 million of distributions to Terra Secured Income Fund 5, LLC to pay for the redemption of Terra Secured Income Fund 3, LLC units.

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$22,482,277	$21,360,569
Adjustments to reconcile net income to net cash provided by operating activities:
Paid-in-kind interest income, net	(1,826,132)	(1,014,868)
Depreciation and amortization	1,577,490	—
Amortization of net purchase premiums on loans	481,177	1,381,159
Straight-line rent adjustments	(480,848)	—
Amortization of deferred financing costs	283,660	253,401
Amortization of above- and below-market rent intangibles	(186,247)	—
Amortization and accretion of investment-related fees, net	(165,762)	(172,709)
Amortization of above-market rent ground lease	(54,312)	—
Reversal of provision for loan losses, net	—	(191,703)
Realized loss on participated loans	—	114,209
Changes in operating assets and liabilities:
Interest receivable	(1,203,112)	(207,867)
Due from related party	—	438,249
Other assets	(2,074,127)	(936,755)
Due to Manager	(169,661)	329,211
Unearned income	66,280	—
Interest payable	359,803	469,278
Accounts payable and accrued expenses	(185,144)	(331,137)
Other liabilities	(8,311)	187,403
Net cash provided by operating activities	18,897,031	21,678,440
Cash flows from investing activities:
Origination and purchase of loans	(232,330,036)	(195,462,410)
Proceeds from repayments of loans	148,640,590	168,952,824
Capital expenditure on real estate property	(2,272,533)	—
Cash acquired upon foreclosure of real estate property	6,733	—
Net cash used in investing activities	(85,955,246)	(26,509,586)
Cash flows from financing activities:
Proceeds from obligations under participation agreements	74,924,793	64,984,414
Repayments of obligations under participation agreements	(36,843,329)	(22,034,001)
Proceeds from borrowings under repurchase agreement	34,200,000	—
Distributions paid	(32,699,624)	(37,442,789)
Proceeds from mortgage financing	11,177,094	15,678,524
Repayment of mortgage financing	(177,094)	(15,678,524)
Payment of financing costs	(2,951,332)	—
Change in interest reserve and other deposits held on investments	318,232	(3,449,807)
Net cash provided by financing activities	47,948,740	2,057,817
Net (decrease) increase in cash, cash equivalents and restricted cash	(19,109,475)	(2,773,329)
Cash, cash equivalents and restricted cash at beginning of year (Note 2)	47,648,328	50,421,657
Cash, cash equivalents and restricted cash at end of year (Note 2)	$28,538,853	$47,648,328

Terra Property Trust, Inc.
Consolidated Statements of Cash Flows (Continued)

Supplemental Disclosure of Cash Flows Information:

	Years Ended December 31,
	2018	2017
Cash paid for interest	$8,793,042	$9,027,513
Cash paid for income taxes	$—	$—

Supplemental Non-Cash Investing Activities:

On July 30, 2018, the Company foreclosed on a multi-tenant office building encumbering a $54.0 million first mortgage in exchange for the relief of the first mortgage and related fees and expenses (Note 4). The following table summarized the carrying value of the first mortgage and the fair value of assets acquired and liabilities assumed in the transaction:

Carrying Value of First Mortgage
Loans held for investment	$54,000,000
Interest receivable	1,368,022
Restricted cash applied against loan principal amount	(1,711,530)
53,656,492

Assets Acquired at Fair Value (Excluding Cash)
Real estate owned:
Building and building improvements	51,308,076
In-place lease intangible assets	15,852,232
Above-market rent intangible assets	156,542
67,316,850
Other assets	126,135
Liabilities Assumed at Fair Value
Lease intangible liabilities:
Below-market rent intangible liabilities	(3,371,314)
Above-market ground lease	(8,896,270)
(12,267,584)
Accounts payable and accrued expense	(657,022)
Unearned income	(560,548)
Other liabilities	(308,072)
Net assets acquired excluding cash	53,649,759
Cash acquired upon foreclosure of real estate property	$6,733

See notes to consolidated financial statements.

Terra Property Trust, Inc.
Notes to Consolidated Financial Statements
December 31, 2018

Note 1. Business

Terra Property Trust, Inc. (and, together with its consolidated subsidiaries, the “Company” or “Terra Property Trust”) was incorporated under the general corporation laws of the State of Maryland on December 31, 2015. Terra Property Trust is a real estate finance company that originates, structures, funds and manages high yielding commercial real estate investments, including mezzanine loans, first mortgage loans, subordinated mortgage loans and preferred equity investments. The Company’s investments finance the acquisition, construction, development or redevelopment of quality commercial real estate in the United States. The Company focuses on smaller, middle market loans in the approximately $3 million to $50 million range in primary and secondary markets because it believes these loans are subject to less competition and offer higher risk adjusted returns than larger loans with similar risk/return metrics.

On January 1, 2016, Terra Secured Income Fund 5, LLC (“Terra Fund 5”), the Company’s parent, contributed its consolidated portfolio of net assets to the Company pursuant to a contribution agreement in exchange for shares of the Company’s common stock. Upon receipt of the contribution of the consolidated portfolio of net assets from Terra Fund 5, the Company commenced its operations on January 1, 2016.

The Company has elected to be taxed, and to qualify annually thereafter, as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), commencing with the taxable year ended December 31, 2016. As a REIT, the Company is not subject to federal income taxes on income and gains distributed to the stockholders as long as certain requirements are satisfied, principally relating to the nature of income and the level of distributions, as well as other factors. The Company also operates its business in a manner that permits it to maintain its exclusion from registration under the Investment Company Act of 1940, as amended.

The Company’s investment activities were externally managed by Terra Income Advisors, LLC (“Terra Income Advisors”), a subsidiary of the Company’s sponsor, Terra Capital Partners, LLC (“Terra Capital Partners”), pursuant to a management agreement, under the oversight of the Company’s board of directors (Note 6). On February 8, 2018, Terra Capital Partners caused a new subsidiary of Terra Capital Partners, Terra REIT Advisors, LLC (“Terra REIT Advisors”), to be admitted as the replacement manager of the Company. As part of the February 8, 2018 transaction, Terra Income Advisors assigned all of its rights, title and interest in and to its external management agreement to Terra REIT Advisors and immediately thereafter, Terra REIT Advisors and the Company amended and restated such management agreement. Such amended and restated management agreement has the same economic terms and is in all material respects otherwise on the same terms as the management agreement between Terra Income Advisors and the Company in effect immediately prior to the February 8, 2018, except for the identity of the manager. When used herein the term “Manager” refers to Terra Income Advisors prior to February 8, 2018 and refers to Terra REIT Advisors beginning on February 8, 2018. Additionally, when used herein the term “Management Agreement” refers to the original management agreement prior to February 8, 2018 and refers to the amended and restated management agreement beginning on February 8, 2018. The Company does not currently have any employees and does not expect to have any employees. Services necessary for the Company’s business are provided by individuals who are employees of the Manager or by individuals who were contracted by the Company or by the Manager to work on behalf of the Company pursuant to the terms of the Management Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include all of the Company’s accounts and those of its consolidated subsidiaries. All intercompany balances and transactions have been eliminated.

Loans Held for Investment

The Company originates, acquires, and structures real estate-related loans generally to be held to maturity. Loans held for investment are carried at the principal amount outstanding, adjusted for the accretion of discounts on investments and exit fees, and the amortization of premiums on investments and origination fees. The Company’s preferred equity investments, which are economically similar to mezzanine loans and subordinate to any loans but senior to common equity, are accounted for as loans held for investment. Loans are carried at cost less allowance for loan losses.

Allowance for Loan Losses

The Company’s loans are typically collateralized by either the sponsors’ equity interest in the real estate properties or the underlying real estate properties. As a result, the Company regularly evaluates the extent and impact of any credit migration associated with the performance and/or value of the underlying collateral property as well as the financial and operating capability of the borrower/sponsor on a loan-by-loan basis. Specifically, a property’s operating results and any cash reserves are analyzed and used to assess (i) whether cash from operations and/or reserve balances are sufficient to cover the debt service requirements currently and into the future; (ii) the ability of the borrower to refinance the loan; and/or (iii) the property’ liquidation value. The Company also evaluates the financial wherewithal of the sponsor as well as its competency in managing and operating the real estate property. In addition, the Company considers the overall economic environment, real estate sector, and geographic sub-market in which the borrower operates. Such analyses are completed and reviewed by asset management and finance personnel, who utilize various data sources, including (i) periodic financial data such as debt service coverage ratio, property occupancy, tenant profile, rental rates, operating expenses, the borrower’s exit plan, the capitalization and discount rates; (ii) site inspections; and (iii) current credit spreads and discussions with market participants.

The Manager performs a quarterly evaluation for possible impairment of the Company’s portfolio of loans. A loan is impaired if it is deemed probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan. Impairment is measured based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent. Upon measurement of impairment, the Company records an allowance to reduce the carrying value of the loan with a corresponding charge to net income.

In conjunction with the quarterly evaluation of loans not considered impaired, the Manager assesses the risk factors of each loan and assigns each loan a risk rating between 1 and 5, which is an average of the numerical ratings in the following categories: (i) sponsor capability and financial conditions; (ii) loan and collateral performance relative to underwriting; (iii) quality and stability of collateral cash flows and/or reserve balances; and (iv) loan to value. Based on a 5-point scale, the Company’s loans are rated “1” through “5”, from less risk to greater risk, as follows:

Risk Rating	Description
1	Very low risk
2	Low risk
3	Moderate/average risk
4	Higher risk
5	Highest risk

The Company records an allowance for loan losses equal to (i) 1.5% of the aggregate carrying amount of loans rated as a “4”, plus (ii) 5% of the aggregate carrying amount of loans rated as a “5”, plus (iii) impaired loan reserves, if any.

There may be circumstances where the Company modifies a loan by granting the borrower a concession that it might not otherwise consider when a borrower is experiencing financial difficulty or is expected to experience financial difficulty in the foreseeable future. Such concessionary modifications are classified as troubled debt restructurings (“TDR”s) unless the modification solely results in a delay in a payment that is insignificant. Loans classified as TDRs are considered impaired loans for reporting and measurement purposes.
.
Real Estate Owned, Net

Real estate acquired is recorded at its estimated fair value at acquisition and is shown net of accumulated depreciation and impairment charges.

Acquisition of properties generally are accounted for as asset acquisitions. Under asset acquisition accounting, the costs to acquire real estate, including transaction costs, are accumulated and then allocated to individual assets and liabilities acquired based upon their relative fair value. The Company allocates the purchase price of its real estate acquisitions to land, building, tenant improvements, acquired in-place leases, intangibles for the value of any above or below market leases at fair value and to any other identified intangible assets or liabilities. The Company amortizes the value allocated to in-place leases over the remaining lease term, which is reported in depreciation and amortization expense on its consolidated statements of income. The value allocated to above or below market leases are amortized over the remaining lease term as an adjustment to rental income.

Real estate assets are depreciated using the straight-line method over their estimated useful lives: buildings and improvements - not to exceed 40 years, and tenant improvements - shorter of the lease term or life of the asset. Ordinary repairs and maintenance which are not reimbursed by the tenants are expensed as incurred. Major replacements and betterments which improve or extend the life of the asset are capitalized and depreciated over their estimated useful life.

Management reviews the Company’s real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate assets. If impaired, the real estate asset will be written down to its estimated fair value. For the year ended December 31, 2018, the Company did not record any impairment charges related to real estate assets.

Revenue Recognition

Revenue is accounted for under ASC 606, Revenue from Contracts with Customers, which provides among other things that revenue be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Interest Income: Interest income is accrued based upon the outstanding principal amount and contractual terms of the loans and preferred equity investments that the Company expects to collect and it is accrued and recorded on a daily basis. Discounts and premiums on investments purchased are accreted or amortized over the expected life of the respective loan using the effective yield method, and are included in interest income in the consolidated statements of operations. Loan origination fees and exit fees, net of portions attributable to obligations under participation agreements, are capitalized and amortized or accreted to interest income over the life of the investment using the effective interest method. Income accrual is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of the Manager, recovery of income and principal becomes doubtful. Outstanding interest receivable is assessed for recoverability. Interest is then recorded on the basis of cash received until accrual is resumed when the loan becomes contractually current and performance is demonstrated to be resumed. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectablility.

The Company holds loans in its portfolio that contain paid-in-kind (“PIK”) interest provisions. The PIK interest, which represents contractually deferred interest that is added to the principal balance that is due at maturity, is recorded on the accrual basis.

Real Estate Operating Revenues: Real estate operating revenue is derived from leasing of space to various types of tenants. The leases are for fixed terms of varying length and generally provide for annual rentals and expense reimbursements to be paid in monthly installments. Lease revenue, or rental income from leases, is recognized on a straight-line basis over the term of the respective leases. Additionally, the Company recorded above- and below-market lease intangibles, which are included in real estate owned, net, in connection with the acquisition of the real estate properties. These intangible assets and liabilities are amortized to lease revenue over the remaining contractual lease term.

Other Revenues: Prepayment fee income is recognized as prepayments occur. All other income is recognized when earned.

Realized Gains or Losses

Realized gains or losses on dispositions of loans represent the difference between the carrying value based on the specific identification method, and the proceeds received from the sale or maturity (exclusive of any prepayment penalties). Realized gains and losses are recognized in the consolidated statements of operations.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments, with original maturities of ninety days or less when purchased, as cash equivalents. Cash and cash equivalents are exposed to concentrations of credit risk. The Company maintains all of its cash at financial institutions which, at times, may exceed the amount insured by the Federal Deposit Insurance Corporation.

Restricted cash represents cash held as additional collateral by the Company on behalf of the borrowers related to the investments in loans or preferred equity instruments for the purpose of such borrowers making interest and property-related operating payments. Restricted cash is not available for general corporate purposes. The related liability is recorded in “Interest reserve and other deposits held on investments” on the consolidated balance sheets.

Cash held in escrow by lender represents amount funded by the Company to an escrow account held by the lender for debt services and tenant improvements.

The following table provides a reconciliation of cash, cash equivalents and restricted cash in the Company’s consolidated balance sheets to the total amount shown in its consolidated statements of cash flows:

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$8,918,704	$28,273,057
Restricted cash	17,431,603	18,824,902
Cash held in escrow by lender	2,188,546	550,369
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$28,538,853	$47,648,328

 Participation Interests

The Company follows the guidance in ASC 860, Transfers and Servicing (“ASC 860”), when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the participation interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s consolidated balance sheets and the proceeds are recorded as obligations under participation agreements. For the investments for which participation has been granted, the interest earned on the entire loan balance is recorded within “Interest income” and the interest related to the participation interest is recorded within “Interest expense from obligations under participation agreements” in the consolidated statements of operations. Interest expense from obligations under participation agreement is reversed when recovery of interest income on the related loan becomes doubtful. See “Obligations under Participation Agreements” in Note 7 for additional information.

Fair Value Measurements

U.S. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The Company has not elected the fair value option for its financial instruments, including loans held for investment, loans held for investment acquired through participation, obligations under participation agreements and mortgage loan payable. Such financial instruments are carried at cost, less impairment.

Deferred Financing Costs

Deferred financing costs represent fees and expenses incurred in connection with obtaining financing for investments. These costs are presented in the consolidated balance sheets as a direct deduction of the debt liability to which the costs pertain. These costs are amortized using the effective interest method and are included in interest expense on mortgage loan payable in the consolidated statements of operations over the life of the borrowings.

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. In order to qualify as a REIT, the Company is required, among other things, to distribute at least 90% of its REIT net taxable income to the stockholders and meet certain tests regarding the nature of its income and assets. As a REIT, the Company is not subject to federal income taxes on income and gains distributed to the stockholders as long as certain requirements are satisfied, principally relating to the nature of income and the level of distributions, as well as other factors. If the Company fails to continue to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal and state income taxes at regular corporate rates (including any applicable alternative minimum tax for taxable years before 2018) beginning with the year in which it fails to qualify and may be precluded from being able to elect to be treated as a REIT for the Company’s four subsequent taxable years. Any gains from the sale of foreclosed properties within two years are subject to U.S. federal and state income taxes at regular corporate rates.

As of December 31, 2018, the Company has satisfied all the requirements for a REIT and accordingly, no provision for federal income taxes has been included in the consolidated financial statements for the years ended December 31, 2018 and 2017.

The Company did not have any uncertain tax positions that met the recognition or measurement criteria of ASC 740-10-25, Income Taxes, nor did the Company have any unrecognized tax benefits as of the periods presented herein. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in its consolidated statements of operations. For the years ended December 31, 2018 and 2017, the Company did not incur any interest or penalties. Although the Company files federal and state tax returns, its major tax jurisdiction is federal. The Company’s inception-to-date federal tax return remains subject to examination by the Internal Revenue Service.

Earnings Per Share

The Company has a simple equity capital structure with only common stock and preferred stock outstanding. As a result, earnings per share, as presented, represent both basic and dilutive per-share amounts for the periods presented in the consolidated financial statements. Income per basic share of common stock is calculated by dividing net income allocable to common stock by the weighted-average number of shares of common stock issued and outstanding during such period.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of gains (losses), income and expenses during the reporting period. Actual results could significantly differ from those estimates. The most significant estimates inherent in the preparation of the Company’s consolidated financial statements is the valuation of loans.

Segment Information

The Company’s primary business is originating, acquiring and structuring real estate-related loans related to high quality commercial real estate. For time to time, the Company may acquire real estate encumbering the senior loans through foreclosure. However, management treats the operations of the real estate acquired through foreclosure as the continuation of the original senior loans. The Company operates in a single segment focused on mezzanine loans, other loans and preferred equity investments, and to a lesser extent, owning and managing real estate.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for the goods or services. The Company adopted this standard on January 1, 2018 using the cumulative effect transition method. The adoption of ASU 2014-09 did not have a material impact on its consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. Additionally, the new standard requires extensive quantitative and qualitative disclosures. ASU 2016-02 is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-02 on January 1, 2019 using a modified retrospective transition approach and chose not to adjust comparable periods. The adoption of ASU 2016-02 resulted in the recognition of approximately $16.1 million of both a right-of-use asset and lease liability on its balance sheet and no cumulative effect adjustment.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. This ASU is effective for annual and interim periods beginning after December 15, 2019 and early adoption is permitted for annual and interim periods beginning after December 15, 2018. Management is currently evaluating the impact of this change will have on the Company’s consolidated financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-15”). ASU 2016-15 provides guidance on how certain transactions are classified in the statement of cash flows. ASU 2016-15 is effective for annual and interim periods beginning after December 15, 2017. The guidance requires application using a retrospective transition method. The Company adopted this standard on January 1, 2018. The adoption of ASU 2016-15 did not have a material impact on its consolidated financial statements and disclosures.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, a Consensus of the FASB’s Emerging Issues Task Force (“ASU 2016-18”). ASU 2016-18 requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 does not provide a definition of restricted cash or restricted cash equivalents. ASU 2016-18 is effective for public business entities for annual and interim periods beginning after December 15, 2017 and should be applied using a retrospective transition method. The Company adopted this standard on January 1, 2018. The adoption of ASU 2016-18 did not have a material impact on its consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a “set,” that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 is effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The Company adopted this standard on January 1, 2018. The adoption of ASU 2017-01 did not have a material impact on its consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The objective of ASU 2018-13 is to improve the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of information required by U.S. GAAP. The amendments in ASU 2018-13 added, removed and modified certain fair value measurement disclosure requirements. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of ASU 2018-13. The Company does not expect the adoption of ASU 2018-13 to have a material impact on its consolidated financial statements and disclosures.

In August 2018, the Securities and Exchange Commission (the “SEC”) adopted a final rule that eliminates or amends disclosure requirements that have become duplicative, overlapping, or outdated in light of other SEC disclosure requirements, U.S. GAAP, or changes in the information environment (the “Final Rule”). The Final Rule is intended to simplify and update the disclosure of information to investors and reduce compliance burdens for companies, without significantly altering the total mix of information available to investors. Among other items, the Final Rule requires registrants to include in their interim financial statements a reconciliation of changes in net assets or stockholders’ equity in the notes or as a separate statement. The Final Rule is effective for all filings made on or after November 5, 2018; however, the SEC would not object if a filer’s first presentation of the changes in net assets or stockholders' equity was included in its Form 10-Q for the quarter that begins after the effective date of the Final Rule. The Company intends to adopt the Final Rule in the first quarter of fiscal year 2019. The adoption of the Final Rule is not expected to have a material impact on the Company’s consolidated financial statements and disclosures.

Note 3. Loans Held for Investment

Portfolio Summary

The following table provides a summary of the Company’s loan portfolio as of December 31, 2018 and 2017:

	December 31, 2018			December 31, 2017
	Fixed Rate	Floating Rate (1)(2)(3)	Total	Fixed Rate	Floating Rate (1)	Total
Number of loans	20	9	29	33	1	34
Principal balance	$163,486,937	$221,554,764	$385,041,701	$299,311,201	$53,749,794	$353,060,995
Carrying value	$164,989,811	$223,254,163	$388,243,974	$302,816,709	$54,277,021	$357,093,730
Fair value	$164,578,464	$223,291,666	$387,870,130	$302,951,869	$54,282,803	$357,234,672
Weighted-average coupon rate	12.54%	11.35%	11.86%	12.79%	9.97%	12.36%
Weighted-average remaining term (years)	1.84	2.05	1.96	1.62	0.19	1.40
_______________

(1)	These loans pay a coupon rate of London Interbank Offered Rate (“LIBOR”) plus a fixed spread. Coupon rate shown was determined using the applicable annual coupon rate as of December 31, 2018 and 2017.

(2)
Amounts included a $57.3 million senior mortgage used as collateral for a $34.2 million of borrowing under a repurchase agreement (Note 7). The borrowing bears interest at an annual rate of LIBOR plus 2.5%.

(3)	Eight of these loans are subject to a LIBOR floor.

Lending Activities

The following table presents the activities of the Company’s loan portfolio for the years ended December 31, 2018 and 2017:

	Loans Held for Investment	Loans Held for Investment through Participation Interests	Total
Balance, January 1, 2018	$355,289,015	$1,804,715	$357,093,730
New loans made	232,330,036	—	232,330,036
Principal repayments received	(146,840,590)	(1,800,000)	(148,640,590)
Foreclosure of collateral (1)	(54,000,000)	—	(54,000,000)
PIK interest (2)	2,291,260	—	2,291,260
Net amortization of premiums on loans	(713,784)	—	(713,784)
Accrual, payment and accretion of exit fees, net	(111,963)	(4,715)	(116,678)
Balance, December 31, 2018	$388,243,974	$—	$388,243,974

	Loans Held for Investment	Loans Held for Investment through Participation Interests	Total
Balance, January 1, 2017	$316,174,017	$14,509,823	$330,683,840
New loans made	195,462,410	—	195,462,410
Principal repayments received	(156,089,054)	(12,863,770)	(168,952,824)
PIK interest (2)	1,095,388	83,550	1,178,938
Net amortization of premiums on loans	(1,688,508)	—	(1,688,508)
Accrual, payment and accretion of exit fees, net	334,762	(116,591)	218,171
Reversal of provision for loan losses	—	191,703	191,703
Balance, December 31, 2017	$355,289,015	$1,804,715	$357,093,730
_______________

(1)
On July 30, 2018, the Company foreclosed on a multi-tenant office building encumbering a $54.0 million first mortgage in exchange for the relief of the first mortgage and related fees and expenses (Note 4).

(2)
Certain loans in the Company’s portfolio contain PIK interest provisions. The PIK interest represents contractually deferred interest that is added to the principal balance. PIK interest related to obligations under participation agreements amounted to $465,128 and $164,070 for the years ended December 31, 2018 and 2017, respectively.

Portfolio Information

The tables below detail the types of loans in the Company’s loan portfolio, as well as the property type and geographic location of the properties securing these loans as of December 31, 2018 and 2017:

	December 31, 2018			December 31, 2017
Loan Structure	Principal Balance	Carrying Value	% of Total	Principal Balance	Carrying Value	% of Total
Preferred equity investments	$174,720,610	$175,436,447	45.2%	$82,323,369	$83,264,123	23.3%
First mortgages	117,094,351	118,524,986	30.5%	134,934,794	136,258,592	38.2%
Mezzanine loans	93,226,740	94,282,541	24.3%	135,802,832	137,571,015	38.5%
Total	$385,041,701	$388,243,974	100.0%	$353,060,995	$357,093,730	100.0%

	December 31, 2018			December 31, 2017
Property Type	Principal Balance	Carrying Value	% of Total	Principal Balance	Carrying Value	% of Total
Hotel	$84,318,305	$85,516,577	22.0%	$89,747,523	$90,893,501	25.4%
Infill land	80,444,375	80,899,375	20.9%	81,185,000	81,981,571	23.0%
Office	62,501,150	62,646,400	16.1%	63,749,794	64,371,330	18.0%
Student housing	60,343,774	60,967,825	15.7%	25,629,003	26,157,623	7.3%
Multifamily	45,256,891	45,622,987	11.8%	44,646,911	45,246,789	12.7%
Condominium	45,177,206	45,590,810	11.7%	41,102,764	41,442,916	11.6%
Industrial	7,000,000	7,000,000	1.8%	7,000,000	7,000,000	2.0%
Total	$385,041,701	$388,243,974	100.0%	$353,060,995	$357,093,730	100.0%

	December 31, 2018			December 31, 2017
Geographic Location	Principal Balance	Carrying Value	% of Total	Principal Balance	Carrying Value	% of Total
United States
New York	$119,987,931	$120,505,416	31.0%	$56,102,764	$56,561,816	15.8%
California	81,317,188	81,830,030	21.1%	120,957,267	122,368,669	34.2%
Florida	63,519,351	64,553,820	16.6%	52,132,523	52,593,063	14.7%
Georgia	27,500,000	27,775,000	7.2%	31,000,000	31,423,030	8.8%
Washington	23,115,541	23,258,826	6.0%	22,616,528	22,743,477	6.4%
Illinois	17,110,630	17,247,637	4.4%	—	—	—%
Pennsylvania	14,325,000	14,325,000	3.7%	16,125,000	16,272,965	4.6%
North Carolina	8,548,954	8,609,379	2.2%	3,500,000	3,537,223	1.0%
Ohio	8,375,000	8,442,060	2.2%	4,000,000	4,040,000	1.1%
Massachusetts	7,000,000	7,000,000	1.8%	7,000,000	7,000,000	2.0%
Colorado	4,027,736	4,068,014	1.0%	—	—	—%
Alabama	3,700,000	3,763,796	1.0%	3,700,000	3,772,716	1.1%
Texas	3,500,000	3,528,012	0.9%	8,631,243	8,722,871	2.4%
Other (1)	3,014,370	3,336,984	0.9%	5,700,000	6,071,588	1.7%
Tennessee	—	—	—%	3,000,000	3,115,146	0.9%
Delaware	—	—	—%	10,000,000	10,094,309	2.8%
Oregon	—	—	—%	5,000,000	5,181,187	1.5%
Utah	—	—	—%	3,595,670	3,595,670	1.0%
Total	$385,041,701	$388,243,974	100.0%	$353,060,995	$357,093,730	100.0%

_______________

(1)
Other includes $3.0 million of properties in South Carolina at December 31, 2018, and includes $3.0 million of properties in South Carolina and $2.7 million of properties in Indiana at December 31, 2017.

Loan Risk Rating

As described in Note 2, the Manager evaluates the Company’s loan portfolio on a quarterly basis or more frequently as needed. In conjunction with the quarterly review of the Company’s loan portfolio, the Manager assesses the risk factors of each loan, and assigns a risk rating based on a five-point scale with “1” being the lowest risk and “5” being the greatest risk.

The following table allocates the principal balance and the carrying value of the Company’s loans based on the loan risk rating as of December 31, 2018:

	December 31, 2018
Loan Risk Rating	Number of Loans	Principal Balance	Carrying Value	% of Total
1	0	$—	$—	—%
2	4	59,500,000	60,012,092	15.5%
3	23	307,188,965	309,838,868	79.8%
4	0	—	—	—%
5	0	—	—	—%
Other (1)	2	18,352,736	18,393,014	4.7%
	29	$385,041,701	$388,243,974	100.0%
_______________

(1)
These two loans were deemed impaired and removed from the pool of loans on which a general allowance is calculated. As of December 31, 2018, no specific reserve for loan losses was recorded on these two loans because the fair value of the collateral was greater than carrying value for each loan. In January 2019, the Company acquired the collateral of a defaulted $14.3 million senior loan via deed in lieu of foreclosure. As of December 31, 2018, the appraised value of the collateral was greater than the principal amount of the senior loan. In February 2019, the Company entered into a forbearance agreement for a $4.0 million preferred equity investment whereby the borrower has until April 15, 2019 to repay the loan in full. The Company does not expect to incur any losses related to these two loans.

For the year ended December 31, 2017, the Manager assessed the risk factors of each loan and assigned each loan a risk rating between 1 and 5, based on the performance of each loan, as follows:

Risk Rating	Performance
1	Sponsor/borrower is compliant with all its obligations.
2	Sponsor/borrower is current with all its obligations yet the loan needs management attention due to potential or current credit events, including pending maturity.
3	Sponsor/borrower is fulfilling its monetary obligations but has breached non-monetary obligations.
4	Sponsor/borrower has breached material monetary and/or non-monetary obligations but the Company anticipates full recovery of loan principal.
5	Sponsor/borrower may or may not have breached material monetary or non-monetary obligations. The company anticipates the potential for a loss of loan principal.

The following table allocates the principal balance and the carrying value of the Company’s loans based on the loan risk rating as of December 31, 2017:

	December 31, 2017
Loan Risk Rating	Number of Loans	Principal Balance	Carrying Value	% of Total
1	30	$270,126,201	$273,337,636	76.5%
2	4	82,934,794	83,756,094	23.5%
3	0	—	—	—%
4	0	—	—	—%
5	0	—	—	—%
Total	34	$353,060,995	$357,093,730	100.0%

For the year ended December 31, 2018, the Company recorded an allowance for loan losses of $375,603 for a loan with a loan risk rating of “4”. This loan was subsequently repaid in full and therefore, the allowance for loan losses was reversed in the same period. For the year ended December 31, 2017, the Company recorded a net reversal of provision for loan loss of $0.2 million. As of December 31, 2017, none of the loans were past due.

The following table presents the activity in the Company’s allowance for loan losses for the years ended December 31, 2018 and 2017:

	Years Ended December 31,
	2018	2017
Allowance for loan losses, beginning of year	$—	$191,703
Provision for loan losses	375,603	760,253
Charge-offs	—	—
Recoveries	(375,603)	(951,956)
Allowance for loan losses, end of year	$—	$—

Note 4. Real Estate Owned, Net

Acquisition of Real Estate

On July 30, 2018, the Company foreclosed on a multi-tenant office building in full satisfaction of a first mortgage and related fees and expenses.

The following table summarized the carrying value of the first mortgage prior to the foreclosure:

Carrying Value of First Mortgage
Loans held for investment	$54,000,000
Interest receivable	1,368,022
Restricted cash applied against loan principal amount	(1,711,530)
$53,656,492

The table below summarized the allocation of the estimated fair value of the real estate acquired based on the policy described in Note 2:

Assets Acquired
Cash and cash equivalents	$6,733
Real estate owned:
Building and building improvements (weighted-average life - 40.0 years)	51,308,076
In-place lease intangible assets (weighted-average life - 7.2 years)	15,852,232
Above-market rent intangible assets (weighted-average life - 6.9 years)	156,542
67,316,850
Other assets	126,135
Total assets acquired	67,449,718
Liabilities Assumed
Lease intangible liabilities:
Below-market rent intangible liabilities (weighted-average life - 8.1 years)	(3,371,314)
Above-market ground lease (remaining life - 68.3 years)	(8,896,270)
(12,267,584)
Accounts payable and accrued expense	(657,022)
Unearned income	(560,548)
Other liabilities	(308,072)
Total liabilities assumed	(13,793,226)
Estimated fair value	$53,656,492

The Company capitalized transaction costs of approximately $0.4 million to building and building improvements and reimbursed approximately $1.9 million to tenants for tenant improvements made on the property.

Real Estate Owned, Net

As of December 31, 2018, real estate owned comprised of a multi-tenant office building located in California. The following table presents the components of real estate owned, net:

	December 31, 2018
	Cost	Accumulated Depreciation/Amortization	Net
Real estate:
Building and building improvements	$51,725,969	$(538,818)	$51,187,151
Tenant improvements	1,854,640	(115,533)	1,739,107
Total real estate	53,580,609	(654,351)	52,926,258
Lease intangible assets:
In-place lease	15,852,232	(923,139)	14,929,093
Above-market rent	156,542	(7,316)	149,226
Total intangible assets	16,008,774	(930,455)	15,078,319
Lease intangible liabilities:
Below-market rent	(3,371,314)	193,563	(3,177,751)
Above-market ground lease	(8,896,270)	54,312	(8,841,958)
Total intangible liabilities	(12,267,584)	247,875	(12,019,709)
Real estate owned, net	$57,321,799	$(1,336,931)	$55,984,868

Scheduled Future Minimum Rent Income

Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, under non-cancelable operating leases at December 31, 2018 are as follows:

Years Ending December 31,	Total
2019	$6,611,811
2020	6,549,761
2021	7,025,413
2022	7,547,261
2023	7,787,842
Thereafter	13,862,953
Total	$49,385,041

Scheduled Future Minimum Rent Expense

Scheduled future minimum rents, exclusive of renewals and rent resets, under the Company’s ground lease at December 31, 2018 are as follows:

Years Ending December 31,	Total
2019	$1,264,500
2020	1,264,500
2021	1,264,500
2022	1,264,500
2023	1,264,500
Thereafter	79,400,063
Total	$85,722,563

Scheduled Annual Net Amortization of Intangibles

Based on the intangible assets and liabilities recorded at December 31, 2018, scheduled annual net amortization of intangibles for each of the next five calendar years and thereafter is as follows:

Years Ending December 31,	Net Decrease in Real Estate Operating Revenue (1)	Increase in Depreciation and Amortization (1)	Decrease in Rent Expense (1)	Total
2019	$(446,995)	$2,215,536	$(130,348)	$1,638,193
2020	(446,995)	2,215,536	(130,348)	1,638,193
2021	(446,995)	2,215,536	(130,348)	1,638,193
2022	(446,995)	2,215,536	(130,348)	1,638,193
2023	(446,995)	2,215,536	(130,348)	1,638,193
Thereafter	(793,550)	3,851,413	(8,190,218)	(5,132,355)
Total	$(3,028,525)	$14,929,093	$(8,841,958)	$3,058,610
_______________

(1)
Amortization of below-market rent and above-market rent intangibles is recorded as an adjustment to lease revenues; amortization of in-place lease intangibles is included in depreciation and amortization; and amortization of above-market ground lease is recorded as a reduction to rent expense.

Real Estate Operating Revenues and Expenses

The following table presents the components of real estate operating revenues and expenses that are included in the consolidated statements of operations:

Year Ended December 31, 2018
Real estate operating revenues:
Lease revenue	$3,200,689
Other operating income	523,515
Total	$3,724,204
Real estate operating expenses:
Utilities	$88,020
Real estate taxes	133,495
Repairs and maintenances	252,851
Management fees	95,692
Rent expense	472,563
Other operating expenses	254,362
Total	$1,296,983

Note 5. Fair Value Measurements

The Company adopted the provisions of ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 established a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments measured and reported at fair value are classified and disclosed into one of the following categories based on the inputs as follows:

        Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access.

        Level 2 — Pricing inputs are other than quoted prices in active markets, including, but not limited to, quoted prices for similar assets and liabilities in markets that are active, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the assets or liabilities (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates) or other market corroborated inputs.

        Level 3 — Significant unobservable inputs are based on the best information available in the circumstances, to the extent observable inputs are not available, including the Company’s own assumptions used in determining the fair value of investments. Fair value for these investments are determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment.

     In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Financial Instruments not Carried at Fair Value

As of December 31, 2018 and 2017, the Company has not elected the fair value option for its financial instruments. The following table presents the carrying value, which represents the principal amount outstanding, adjusted for the accretion of purchase discounts on investments and exit fees, and the amortization of purchase premiums on investments and origination fees, and estimated fair value of the Company’s financial instruments that are not carried at fair value on the consolidated balance sheets:

		December 31, 2018			December 31, 2017
	Level	Principal Amount	Carrying Value	Fair Value	Principal Amount	Carrying Value	Fair Value
Loans:
Loans held for investment	3	$385,041,701	$388,243,974	$387,870,130	$351,260,995	$355,289,015	$355,427,169
Loans held for investment acquired through participation	3	—	—	—	1,800,000	1,804,715	1,807,503
Total loans		$385,041,701	$388,243,974	$387,870,130	$353,060,995	$357,093,730	$357,234,672
Liabilities:
Obligations under participation agreements	3	$113,458,723	$114,298,592	$114,189,654	$75,077,891	$76,053,279	$75,991,436
Mortgage loan payable	3	45,000,000	44,874,688	45,335,775	34,000,000	34,122,246	34,280,780
Repurchase agreement payable	3	34,200,000	31,514,294	34,200,000	—	—	—
Total liabilities		$192,658,723	$190,687,574	$193,725,429	$109,077,891	$110,175,525	$110,272,216

The Company estimated that its other financial assets and liabilities, not included in the table above, had fair values that approximated their carrying values at both December 31, 2018 and 2017 due to their short-term nature.

Valuation Process for Fair Value Measurement

Market quotations are not readily available for the Company’s real estate-related loan investments, all of which are included in Level 3 of the fair value hierarchy, and therefore these investments are valued utilizing a yield approach, i.e. a discounted cash flow methodology to arrive at an estimate of the fair value of each respective investment in the portfolio using an estimated market yield. In following this methodology, investments are evaluated individually, and management takes into account, in determining the risk-adjusted discount rate for each of the Company’s investments, relevant factors, including available current market data on applicable yields of comparable debt/preferred equity instruments; market credit spreads and yield curves; the investment’s yield; covenants of the investment, including prepayment provisions; the portfolio company’s ability to make payments, net operating income and debt-service coverage ratio; construction progress reports and construction budget analysis; the nature, quality and realizable value of any collateral (and loan-to-value ratio); the forces that influence the local markets in which the asset (the collateral) is purchased and sold, such as capitalization rates, occupancy rates, rental rates and replacement costs; and the anticipated duration of each real estate-related loan investment.

The Manager designates a valuation committee to oversee the entire valuation process of the Company’s Level 3 loans. The valuation committee is comprised of members of the Manager’s senior management, deal and portfolio management teams, who meet on a quarterly basis, or more frequently as needed, to review the Company investments being valued as well as the inputs used in the proprietary valuation model. Valuations determined by the valuation committee are supported by pertinent data and, in addition to a proprietary valuation model, are based on market data, industry accepted third-party valuation models and discount rates or other methods the valuation committee deems to be appropriate. Because there is no readily available market for these investments, the fair values of these investments are approved in good faith by the Manager pursuant to the Company’s valuation policy.

The following table summarizes the valuation techniques and significant unobservable inputs used by the Company to value the Level 3 loans as of December 31, 2018 and 2017. The tables are not intended to be all-inclusive, but instead identify the significant unobservable inputs relevant to the determination of fair values.

	Fair Value at December 31, 2018	Primary Valuation Technique	Unobservable Inputs	December 31, 2018
Asset Category				Minimum	Maximum	Weighted Average
Assets:
Loans held for investment, net	$387,870,130	Discounted cash flow	Discount rate	8.17%	16.00%	11.88%
Loans held for investment acquired through participation, net	—	Discounted cash flow	Discount rate	—%	—%	—%
Total Level 3 Assets	$387,870,130
Liabilities:
Obligations under Participation Agreements	$114,189,654	Discounted cash flow	Discount rate	10.52%	14.50%	12.20%
Mortgage loan payable	45,335,775	Discounted cash flow	Discount rate	6.08%	6.08%	6.08%
Repurchase agreement payable	34,200,000	Discounted cash flow	Discount rate	5.02%	5.02%	5.02%
Total Level 3 Liabilities	$193,725,429

	Fair Value at December 31, 2017	Primary Valuation Technique	Unobservable Inputs	December 31, 2017
Asset Category				Minimum	Maximum	Weighted Average
Assets:
Loans held for investment, net	$355,427,169	Discounted cash flow	Discount rate	8.50%	16.00%	12.23%
Loans held for investment acquired through participation, net	1,807,503	Discounted cash flow	Discount rate	13.20%	13.20%	13.20%
Total Level 3 Assets	$357,234,672
Liabilities:
Obligations under Participation Agreements	$75,991,436	Discounted cash flow	Discount rate	9.40%	16.00%	12.48%
Mortgage loan	34,280,780	Discounted cash flow	Discount rate	2.56%	2.56%	2.56%
Total Level 3 Liabilities	$110,272,216

Note 6. Related Party Transactions

Management Agreement

The Company entered into a Management Agreement with the Manager whereby the Manager is responsible for its day-to-day operations. The Management Agreement runs co-terminus with the amended and restated operating agreement for Terra Fund 5, which is scheduled to terminate on December 31, 2023 unless Terra Fund 5 is dissolved earlier. The following table presents a summary of fees paid and costs reimbursed to the Manager in connection with providing services to the Company that are included on the consolidated statements of operations:

	Years Ended December 31,
	2018	2017
Origination and extension fee expense (1)	$2,520,713	$3,640,800
Asset management fee	3,077,442	3,168,839
Asset servicing fee	716,693	701,697
Operating expenses reimbursed to Manager	3,684,372	3,343,738
Disposition fee (2)	1,167,941	1,087,533
Total	$11,167,161	$11,942,607
_______________

(1)	Origination and extension fee expense is generally offset with origination fee income. Any excess is deferred and amortized to interest income over the term of the loan.

(2)	Disposition fee is generally offset with exit fee income on the consolidated statements of operations.

Origination and Extension Fee Expense

Pursuant to the Management Agreement, the Manager or its affiliates receives an origination fee in the amount of 1% of the amount used to originate, fund, acquire or structure real estate-related loans, including any third-party expenses related to such loans. In the event that the term of any real estate-related loan held by the Company is extended, the Manager or its affiliates also receives an origination fee equal to the lesser of (i) 1% of the principal amount of the loan being extended or (ii) the amount of fee paid to the Company by the borrower in connection with such extension.

Asset Management Fee

Under the terms of the Management Agreement, the Manager or its affiliates provides the Company with certain investment management services in return for a management fee. The Company pays a monthly asset management fee at an annual rate of 1% of the aggregate funds under management, which includes the loan origination price or aggregate gross acquisition price, as defined in the Management Agreement, for each real estate related loan and cash held by the Company.

Asset Servicing Fee

The Manager or its affiliates receives from the Company a monthly servicing fee at an annual rate of 0.25% of the aggregate gross origination price or acquisition price, as defined in the Management Agreement, for each real estate-related loan held by the Company.

Operating Expenses

The Company reimburses the Manager for operating expenses incurred in connection with services provided to the operations of the Company, including the Company’s allocable share of the Manager’s overhead, such as rent, employee costs, utilities, and technology costs.

Disposition Fee

Pursuant to the Management Agreement, the Manager or its affiliates receives a disposition fee in the amount of 1% of the gross sale price received by the Company from the disposition of any real estate-related loan, or any portion of, or interest in, any real estate-related loan. The disposition fee is paid concurrently with the closing of any such disposition of all or any portion of any real estate-related loan or any interest therein, which is the lesser of (i) 1% of the principal amount of the loan or debt-related loan prior to such transaction or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property equal to 1% of the sales price.

Distributions Paid

The Company’s sole common stockholder is Terra Fund 5. For the years ended December 31, 2018 and 2017, the Company made distributions totaling approximately $32.7 million and $37.4 million to Terra Fund 5, respectively, of which $10.2 million and $16.1 million were returns of capital (Note 9), respectively.

Due to Manager

As of December 31, 2018 and 2017, approximately $1.8 million and $2.7 million was due to the Manager, respectively, as reflected on the consolidated balance sheets, primarily related to the present value of the disposition fees on individual loans due to the Manager.

Participation Agreements

In the normal course of business, the Company may enter into participation agreements (“PAs”) with related parties, primarily other affiliated funds managed by the Manager (the “Participants”). The purpose of the PAs is to allow the Company and an affiliate to originate a specified loan when, individually, the Company does not have the liquidity to do so or to achieve a certain level of portfolio diversification. The Company may transfer portions of its investments to other Participants or it may be a Participant to a loan held by another entity. In addition, the Company sells participation interests to an affiliate not less than 90 days after the origination of an investment to allow for greater diversification within the Company’s portfolio as well as sharing investment economics with the affiliate.

ASC 860, Transfers and Servicing, establishes accounting and reporting standards for transfers of financial assets. ASC 860-10 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company has determined that the participation agreements it enters into are accounted for as secured borrowings under ASC 860 (See “Participation interests” in Note 2 and “Obligations under Participation Agreements” in Note 7).

Participation Interests Purchased by the Company

The below table lists the loan interests participated in by the Company via PAs as of December 31, 2018 and 2017. In accordance with the terms of each PA, each Participant’s rights and obligations, as well as the proceeds received from the related borrower/issuer of the loan, are based upon their respective pro rata participation interest in the loan.

	December 31, 2018			December 31, 2017
	Participating Interests	Principal Balance	Carrying Value	Participating Interests	Principal Balance	Carrying Value

KOP Hotel XXXI Mezz LP (1)	—%	$—	$—	31.03%	$1,800,000	$1,804,715
LD Milpitas Mezz, LP (2)	25.00%	—	—	—%	—	—
________________

(1)	Participation through Terra Income Fund 6, Inc. (“Terra Fund 6”), an affiliated fund advised by Terra Income Advisors. This loan was repaid in December 2018.

(2)
On June 27, 2018, the Company entered into a participation agreement with Terra Fund 6 to purchase a 25% participation interest, or $4.3 million, in a $17.0 million mezzanine loan. As of December 31, 2018, none of the commitment has been funded.

Transfers of Participation Interest by the Company

The following tables summarize the loans that were subject to PAs with affiliated entities as of December 31, 2018 and 2017:

			Transfers Treated as Obligations Under Participation Agreements as of December 31, 2018
	Principal Balance	Carrying Value	% Transferred	Principal Balance (5)	Carrying Value (5)
140 Schermerhorn Street Mezz LLC (1)(2)	$15,000,000	$15,134,200	65.00%	$9,750,000	$9,837,230
221 W. 17th Street Owner, LLC (1)(3)	4,700,000	4,745,513	40.00%	1,880,000	1,898,205
2539 Morse, LLC (1)(3)	7,000,000	7,057,092	40.00%	2,800,001	2,822,838
37 Gables Member LLC (3)	5,750,000	5,804,127	37.20%	2,139,000	2,159,135
370 Lex Part Deux, LLC (2)(4)	43,500,000	43,500,000	47.00%	20,445,000	20,445,000
575 CAD I LLC (1)(3)	14,627,148	14,755,657	30.00%	4,388,154	4,426,708
Austin H. I. Owner LLC (1)	3,500,000	3,528,012	30.00%	1,050,000	1,058,404
City Gardens 333 LLC (2)(4)	20,816,038	20,816,038	34.00%	7,077,453	7,077,453
Greystone Gables Holdings Member LLC (3)	500,000	504,707	37.20%	186,000	187,751
High Pointe Mezzanine Investments, LLC (3)	3,000,000	3,322,499	37.20%	1,116,000	1,239,133
NB Private Capital, LLC (2)(4)	25,500,000	25,704,182	34.90%	8,900,000	8,971,264
OHM Atlanta Owner, LLC (2)(4)	27,500,000	27,775,000	55.10%	15,153,061	15,304,592
Orange Grove Property Investors, LLC (2)	8,350,000	8,414,582	80.00%	6,680,000	6,731,665
RS JZ Driggs, LLC (2)	4,041,350	4,075,613	50.00%	2,020,675	2,037,807
Stonewall Station Mezz LLC (2)	8,548,954	8,609,379	44.00%	3,761,540	3,788,127
The Bristol at Southport, LLC (1)(3)(4)	23,115,541	23,258,826	46.00%	9,811,264	9,872,080
TSG-Parcel 1, LLC (1)(2)	18,000,000	18,180,000	37.78%	6,800,000	6,868,000
Windy Hill PV Seven CM, LLC (1)(3)	19,001,150	19,146,400	50.00%	9,500,575	9,573,200
	$252,450,181	$254,331,827		$113,458,723	$114,298,592

			Transfers Treated as Obligations Under Participation Agreements as of December 31, 2017
	Principal Balance	Carrying Value	% Transferred	Principal Balance (5)	Carrying Value (5)
CGI 1100 Biscayne Management Holdco, LLC (2)(4)	$24,522,523	$24,717,857	25.00%	$6,130,631	$6,179,463
140 Schermerhorn Street Mezz LLC (1)(2)	15,000,000	15,118,900	65.00%	9,750,000	9,827,285
37 Gables Member LLC (3)	5,750,000	5,797,477	37.20%	2,139,000	2,156,662
Austin H. I. Owner LLC (1)	3,500,000	3,524,694	30.00%	1,050,000	1,057,408
BPG Office Partners III/IV LLC (1)(3)	10,000,000	10,094,309	56.04%	5,604,000	5,656,850
Cape Church Mezz, LLC (3)	17,178,883	17,321,426	15.13%	2,591,490	2,612,993
Greystone Gables Holdings Member LLC (3)	500,000	504,129	37.20%	186,000	187,536
High Pointe Mezzanine Investments, LLC (3)	3,000,000	3,381,980	37.20%	1,116,000	1,261,207
Kingsport 925-Mezz LLC (3)	3,000,000	3,115,146	37.20%	1,116,000	1,162,817
KOP Hotel XXXI Mezz LP (1)	1,800,000	1,804,715	30.00%	540,000	541,414
L.A. Warner Hotel Partners, LLC (1)(3)	32,100,000	32,640,675	48.98%	9,795,000	10,010,056
Milestone Greensboro Holdings, LLC (3)	3,500,000	3,537,223	37.20%	1,302,000	1,316,410
NB Factory JV, LLC (2)	3,595,670	3,595,670	68.00%	2,445,056	2,445,056
Northland Museo Member, LLC (3)	4,000,000	3,974,543	37.20%	1,488,000	1,477,386
OHM Atlanta Owner, LLC (2)(4)	27,500,000	27,759,721	55.10%	15,153,061	15,296,173
Pollin Hotels PDX Mezzanine, LLC (3)	5,000,000	5,181,187	37.20%	1,860,000	1,934,715
The Bristol at Southport, LLC (4)	22,616,528	22,743,477	10.00%	2,261,653	2,274,348
RS JZ 2700 NW2, LLC (1)	21,360,000	21,573,600	17.56%	3,750,000	3,787,500
TSG-Parcel 1, LLC (1)(2)	18,000,000	18,180,000	37.78%	6,800,000	6,868,000
	$221,923,604	$224,566,729		$75,077,891	$76,053,279
________________

(1)	Participant is Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager.

(2)	Participant is Terra Fund 6, an affiliated fund advised by Terra Income Advisors.

(3)	Participant is Terra Income Fund International, an affiliated fund advised by the Manager.

(4)	Participant is Terra Property Trust 2, Inc., an affiliated fund managed by the Manager.

(5)	Amounts transferred may not agree to the proportionate share of the principal balance and fair value due to the rounding of percentage transferred.

These investments are held in the name of the Company, but each of the Participant’s rights and obligations, including interest income and other income (e.g., exit fee, prepayment income) and related fees/expenses (e.g., disposition fees, asset management and asset servicing fees), are based upon their respective pro rata participation interest in such participated investments, as specified in the respective PA. The Participants’ share of the investments is repayable only from the proceeds received from the related borrower/issuer of the investments and, therefore, the Participants also are subject to credit risk (i.e., risk of default by the underlying borrower/issuer). Pursuant to the PAs with these entities, the Company receives and allocates the interest income and other related investment income to the Participants based on their respective pro rata participation interest. The Participants pay related expenses also based on their respective pro rata participation interest (i.e., asset management and asset servicing fees, disposition fees) directly to the Manager.

Co-investment
In January 2018, the Company and Terra Fund 6 co-invested in an $8.9 million mezzanine loan that bears interest at an annual fixed rate of 12.75% and matures on March 31, 2019. The Company’s portion of the loan is 52.82%, or $4.7 million and is reflected as loans held for investment on the consolidated balance sheets. The Company’s rights and obligations under the loan pertain to its portion of the loan only.
Note 7. Debt

Repurchase Agreement

On December 12, 2018, Terra Mortgage Capital I, LLC (the “Seller”), a special-purpose indirect wholly-owned subsidiary of the Company, entered into an Uncommitted Master Repurchase Agreement (the “Master Repurchase Agreement”) with Goldman Sachs Bank USA (the “Buyer”). The Master Repurchase Agreement provides for advances of up to $150 million in the aggregate, which the Company expects to use to finance certain secured performing commercial real estate loans.

Advances under the Master Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of (i) the 30-day London Interbank Offered Rate and (ii) the applicable spread, which ranges from 2.25% to 3.00%, and have a maturity date of December 12, 2020. The actual terms of financing for each asset will be determined at the time of financing in accordance with the Master Repurchase Agreement. Subject to satisfaction of certain conditions, the Seller may extend the maturity date of the Master Repurchase Agreement for a period of one year.

The Master Repurchase Agreement contains margin call provisions that provide the Buyer with certain rights in the event of a decline in the market value of the assets purchased under the Master Repurchase Agreement. Upon the occurrence of a margin deficit event, the Buyer may require the Seller to make a payment to reduce the purchase price to eliminate any margin deficit.

In connection with the Master Repurchase Agreement, the Company entered into a Guarantee Agreement in favor of the Buyer (the “Guarantee Agreement”), pursuant to which the Company will guarantee the obligations of the Seller under the Master Repurchase Agreement. Subject to certain exceptions, the maximum liability under the Master Repurchase Agreement will not exceed 50% of the then currently outstanding repurchase obligations under the Master Repurchase Agreement.

The Master Repurchase Agreement and the Guarantee Agreement contain various representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Guarantee Agreement contains financial covenants, which require the Company to maintain: (i) liquidity of at least 10% of the then-current outstanding amount under the Master Repurchase Agreement; (ii) cash liquidity of at least the greater of $5 million or 5% of the then-current outstanding amount under the Master Repurchase Agreement; (iii) tangible net worth at an amount equal to or greater than 75% of the Company’s tangible net worth as of December 12, 2018, plus 75% of new capital contributions thereafter; (iv) an EBITDA to interest expense ratio of not less than 1.50 to 1.00; and (v) a total indebtedness to tangible net worth ratio of not more than 3.00 to 1.00. As of December 31, 2018, the Company is in compliance with these covenants.

In connection with the Master Repurchase Agreement, the Company incurred $2.8 million of deferred financing costs, which are being amortized to interest expense over the term of the facility.

Concurrent with the closing of the Master Repurchase Agreement, the Company drew down $34.2 million on the facility at an annual interest rate of LIBOR plus 2.5%. This loan is collateralized by a $57.0 million senior mortgage that bears annual interest at LIBOR plus 5.65% with a LIBOR floor of 2.3%.

The following table present summary information with respect to the Company’s outstanding borrowing under the repurchase agreement as of December 31, 2018. There was no such financing arrangement as of December 31, 2017.

	December 31, 2018
Arrangement	Weighted Average Rate	Amount Outstanding	Amount Remaining Available	Weighted Average Term (1)
Master Repurchase Agreement (2)	5.0%	$34,200,000	$115,800,000	2 years
_______________

(1)
The weighted average term is determined based on the current maturity of the corresponding loan. Each transaction under the facility has its own specific term. The Company may extend the maturity date of the Master Repurchase Agreement for a period of one year, subject to satisfaction of certain conditions.

(2)	As of December 31, 2018, the carrying amount and fair value of the loan transferred as collateral underlying the facility is $58.2 million and $58.3 million, respectively.

Mortgage Loan Payable

The following table presents certain information about the Company’s mortgage loan payable at December 31, 2018 and 2017:

				December 31, 2018		December 31, 2017
Lender	Current Interest Rate	Maturity Date	Principal Amount	Carrying Value	Carrying Value of Collateral	Carrying Value	Carrying Value of Collateral
Centennial Bank	LIBOR + 3.85% (LIBOR Floor of 2.23%)	September 27, 2020	$45,000,000	$44,874,688	$55,984,868	$34,122,246	$54,277,021

On March 8, 2016, the Company obtained a $34.0 million interest-only mortgage loan payable with an annual interest rate of LIBOR plus 5.25% and matured on March 9, 2018. The mortgage loan payable was collateralized by a $54.0 million first mortgage and the Company served as the guarantor under the terms of the mortgage loan payable. On March 8, 2018, the Company extended the maturity of the mortgage loan payable by six months to September 7, 2018 and incurred an extension fee of $0.1 million to be amortized to interest expense using the effective interest rate method over the term of the mortgage loan payable.

On July 30, 2018, the Company foreclosed on a multi-tenant office building encumbering the $54.0 million first mortgage in exchange for the relief of the first mortgage and related fees and expenses (Note 4). In connection with the foreclosure, the Company assigned the office building as well as the related leases and rents as collateral for the mortgage loan payable.

On September 7, 2018, the Company extended the maturity of the mortgage loan payable to October 8, 2018. On September 27, 2018, the Company modified the terms of the mortgage loan payable to increase the principal amount of the mortgage loan payable from $34.0 million to $45.0 million and the interest rate on the mortgage loan payable was reduced from LIBOR plus 5.25% to LIBOR plus 3.85% with a LIBOR floor of 2.23% reflecting the office building as the collateral instead of a note receivable. The new mortgage loan payable matures on September 27, 2020, but the Company has an option to extend the maturity of the mortgage loan payable by two years subject to certain conditions provided in the credit and security agreement. In connection with this financing, the Company incurred financing costs of approximately $0.3 million to be amortized to interest expense using the effective interest rate method over the term of the mortgage loan payable.

Scheduled Debt Principal Payments

Scheduled debt principal payments for each of the five calendar years following December 31, 2018 are as follows:

Years Ending December 31,	Total
2019	$443,461
2020	78,756,539
2021	—
2022	—
2023	—
79,200,000
Unamortized deferred financing costs and other	(2,811,018)
Total	$76,388,982

At December 31, 2017, the unamortized deferred financial costs and other were $122,246.

Obligations Under Participation Agreements

As discussed in Note 2, the Company follows the guidance in ASC 860 when accounting for loan participations. Such guidance requires participation interests meet certain criteria in order for the interest transaction to be recorded as a sale. Loan participations from the Company which do not qualify for sale treatment remain on the Company’s consolidated balance sheets and the proceeds are recorded as obligations under participation agreements. As of December 31, 2018 and 2017, obligations under participation agreements had a carrying value of approximately $114.3 million and $76.1 million, respectively, and the carrying value of the loans that are associated with these obligations under participation agreements was approximately $254.3 million and $224.6 million, respectively, (see “Participation Agreements” in Note 6). The weighted-average interest rate on the obligations under participation agreements was approximately 12.2% and 12.7% as of December 31, 2018 and 2017, respectively.

Note 8. Commitments and Contingencies

Certain of the Company’s loans contain provisions for future fundings, which are subject to the borrower meeting certain performance-related metrics that are monitored by the Company. These fundings amounted to approximately $21.3 million and $25.0 million as of December 31, 2018 and 2017, respectively. The Company expects to maintain sufficient cash on hand to fund such unfunded commitments, primarily through matching these commitments with principal repayments on outstanding loans.

The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. The Manager has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.

The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material adverse effect upon its financial condition or results of operations.

See Note 6 for a discussion of the Company’s commitments to the Manager.

Note 9. Equity

Earnings Per Share

The following table presents earnings per share for the years ended December 31, 2018 and 2017:

	Years Ended December 31,
	2018	2017
Net income	$22,482,277	$21,360,569
Preferred stock dividend declared	(15,624)	(15,625)
Net income allocable to common stock	$22,466,653	$21,344,944
Weighted-average shares outstanding - basic and diluted	14,912,990	14,912,990
Earnings per share - basic and diluted	$1.51	$1.43

Preferred Stock Classes

Preferred Stock

The Company’s charter gives it authority to issue 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The Company’s board of directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock. As of December 31, 2018 and 2017, there were no Preferred Stock issued or outstanding.

Series A Preferred Stock

On November 30, 2016, the Company’s board of directors classified and designated 125 shares of preferred stock as a separate class of preferred stock to be known as the 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share (“Series A Preferred Stock”). In December 2016, the Company sold 125 shares of the Series A Preferred Stock for $125,000. The Series A Preferred Stock pays dividends at an annual rate of 12.5% of the liquidation preference. These dividends are cumulative and payable semi-annually in arrears on June 30 and December 31 of each year. In connection with the issuance of the Series A Preferred Stock, the Company incurred offering costs of $1,250.

The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to common stock. The Company, at its option, may redeem the shares, with written notice, at a redemption price of $1,000 per share, plus any accrued unpaid distribution through the date of the redemption. If the shares are redeemed prior to January 1, 2019, a redemption premium of $50 per share is required. The Series A Preferred Stock generally has no voting rights. However, the Series A Preferred Stock holders’ voting is required if (i) authorization or issuance of any securities senior to the Series A Preferred Stock; (ii) an amendment to the Company’s charter that has a material adverse effect on the rights and preference of the Series A Preferred Stock; and (iii) any reclassification of the Series A Preferred Stock.

Distributions

The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with U.S. GAAP, to its stockholders each year to comply with the REIT provisions of the Internal Revenue Code. All distributions will be made at the discretion of the Company’s board of directors and will depend upon its taxable income, financial condition, maintenance of REIT status, applicable law, and other factors as its board of directors deems relevant.

Currently, the Company’s sole common stockholder is Terra Fund 5. For the years ended December 31, 2018 and 2017, the Company made distributions to Terra Fund 5 of $2.19 per share, or $32.7 million, and $2.51 per share, or $37.4 million, respectively, of which $10.2 million and $16.1 million were returns of capital, respectively. Additionally, for the years ended December 31, 2018 and 2017, the Company recorded distributions to preferred stockholders of $15,624 and $15,625, respectively.

Distributions paid to stockholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share, declared and paid during the years ended December

31, 2018 and 2017, reported for federal tax purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Section 857(b)(3)(C) of the Internal Revenue Code and Treasury Regulation § 1.857-6(e):

	Distributions Paid
	Years Ended December 31,
	2018	2017
Ordinary income	$1.54	$1.43
Return of capital	0.65	1.08
	$2.19	$2.51

Note 10. Subsequent Events

Management has evaluated subsequent events through the date the consolidated financial statements were available to be issued. Management has determined that there are no material events other than the one below that would require adjustment to, or disclosure in, the Company’s consolidated financial statements.

In January 2019, the Company acquired several parcels of land encumbering a $14.3 million senior loan that the borrower defaulted on via deed in lieu of foreclosure (Note 3).

Terra Property Trust, Inc.
Schedule III – Real Estate and Accumulated Depreciation
As of December 31, 2018

		Initial Costs		Cost Capitalized Subsequent to Acquisition	Gross Amount at Period End
Description	Encumbrance	Land	Building and Building Improvements		Land	Building and Building Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life Used for Depreciation
Office building in Santa Monica, CA	$45,000,000	$—	$51,308,076	$2,272,533	$—	$53,580,609	$53,580,609	$654,351	2002-2004	July 30, 2018	40 years

At December 31, 2018, the aggregate cost of real estate for federal income tax purposes was $57,321,800.

The changes in total real estate assets and accumulated depreciation for the year ended December 31, 2018 are as follows:

	Real Estate Asset		Accumulated Depreciation
	Year Ended December 31, 2018		Year Ended December 31, 2018
Balance, beginning of year	$—	Balance, beginning of year	$—
Acquisition through foreclosure	51,308,076	Depreciation for the year	654,351
Improvements	2,272,533	Balance, end of year	$654,351
Balance, end of year	$53,580,609

Terra Property Trust, Inc.
Schedule IV – Mortgage Loans on Real Estate
As of December 31, 2018

Portfolio Company (1)	Collateral Location	Property Type	Interest Payment Rates	Maximum Maturity Date (2)	Periodic Payment Terms	Prior Liens	Face Amount	Carrying Amount
Mezzanine Loans:
2539 Morse, LLC (3)(4)(5)	US - CA	Student Housing	11.0%	11/1/2022	Interest Only	$—	$7,000,000	$7,057,092
LD Milipitas Mezz, LLC (8)	US - CA	Hotel	LIBOR +10.25% (2.75% Floor)	6/27/2023	Interest Only	—	—	—
SparQ Mezz Borrower, LLC	US - CA	Multifamily	12.0%	10/1/2022	Interest Only	—	8,150,000	8,215,918
37 Gables Member LLC (4)(5)(9)	US - FL	Multifamily	13.0%	12/16/2021	Interest Only	—	5,750,000	5,804,127
150 Blackstone River Road, LLC	US - MA	Industrial	8.5%	9/6/2027	Interest Only	—	7,000,000	7,000,000
Stonewall Station Mezz LLC (4)(6)	US - NC	Hotel	12.0% current 2.0% PIK	5/20/2023	Interest Only	—	8,548,954	8,609,379
140 Schermerhorn Street Mezz LLC (3)(4)(6)	US - NY	Hotel	12.0%	12/1/2020	Interest Only	—	15,000,000	15,134,200
221 W. 17th Street Owner, LLC (3)(4)(5)(6)	US - NY	Condominium	12.8%	3/31/2020	Interest Only	—	4,700,000	4,745,513
575 CAD I LLC (3)(4)(5)	US - NY	Condominium	12.0% current 2.5% PIK	7/31/2020	Interest Only	—	14,627,148	14,755,657
WWML96MEZZ, LLC	US - NY	Condominium	13.0%	12/31/2019	Interest Only		15,950,638	16,110,144
High Pointe Mezzanine Investments, LLC (4)(5)	US - SC	Student housing	13.0%	1/6/2024	Interest Only	—	3,000,000	3,322,499
Austin H. I. Owner LLC (3)(4)	US - TX	Hotel	12.5%	10/6/2020	Interest Only	—	3,500,000	3,528,012
							93,226,740	94,282,541
First Mortgages:
TSG-Parcel 1, LLC (3)(4)(6)	US - CA	Infill land	LIBOR + 10.0% (2.0% Floor)	12/31/2019	Interest Only	—	18,000,000	18,180,000
CGI 1100 Biscayne Management LLC (10)	US - FL	Hotel	LIBOR + 5.65% (2.3% Floor)	11/19/2021	Interest Only	—	57,269,351	58,244,986
OHM Atlanta Owner, LLC (4)(6)(7)(11)	US - GA	Infill land	LIBOR + 9.0% (3.0% Floor)	1/24/2019	Interest Only	—	27,500,000	27,775,000
Millennium Waterfront Associates, L.P (12)	US - PA	Infill land	12.0%	12/28/2018	Interest Only	—	14,325,000	14,325,000
							117,094,351	118,524,986

Terra Property Trust, Inc.
Schedule IV – Mortgage Loans on Real Estate (Continued)
As of December 31, 2018

Portfolio Company (1)	Collateral Location	Property Type	Interest Payment Rates	Maximum Maturity Date (2)	Periodic Payment Terms	Prior Liens	Face Amount	Carrying Amount
Preferred equity investments:
ASA Mgt. Holdings, LLC	US - AL	Multifamily	16.0%	8/1/2022	Interest Only	—	2,100,000	2,135,189
SVA Mgt. Holdings, LLC	US - AL	Multifamily	16.0%	8/1/2022	Interest Only	—	1,600,000	1,628,607
City Gardens 333 LLC (4)(6)(7)	US - CA	Student Housing	LIBOR + 9.95% (2.0% Floor)	4/1/2023	Interest Only	—	20,816,038	20,816,038
Orange Grove Property Investors, LLC (4)(6)	US - CA	Condominium	LIBOR + 8.0% (4.0% Floor)	6/1/2022	Interest Only	—	8,350,000	8,414,582
Windy Hill PV Seven CM, LLC (3)(4)(5)	US - CA	Office	10.0% current 2.5% PIK	1/9/2023	Interest Only	—	19,001,150	19,146,400
Greystone Gables Holdings Member LLC (4)(5)(9)	US - FL	Multifamily	13.0%	12/16/2021	Interest Only	—	500,000	504,707
370 Lex Part Deux, LLC (4)(6)(7)	US - NY	Office	LIBOR + 8.25% (2.44% Floor)	1/9/2025	Interest Only	—	43,500,000	43,500,000
REEC Harlem Holdings Company LLC	US - NY	Land	LIBOR + 12.5%	3/9/2025	Interest Only	—	20,619,375	20,619,375
RS JZ Driggs, LLC (4)(6)	US - NY	Multifamily	12.3%	8/1/2021	Interest Only	—	4,041,350	4,075,613
WWML96, LLC	US - NY	Condominium	13.0%	12/31/2019	Interest Only	—	1,549,420	1,564,914
Nelson Brothers Professional Real Estate, LLC (13)	US - CO	Student Housing	14.0%	8/1/2020	Interest Only	—	4,027,736	4,068,014
NB Private Capital, LLC (4)(6)(7)	Various	Student Housing	LIBOR +10.5% (3.5% Floor)	10/27/2021	Interest Only	—	25,500,000	25,704,182
The Bristol at Southport, LLC (3)(4)(5)(7)	US - WA	Multifamily	10.0% current 2.0% PIK	9/22/2022	Interest Only	—	23,115,541	23,258,826
						—	174,720,610	175,436,447
Total investments						$—	$385,041,701	$388,243,974

___________________________

(1)	All of the Company’s loans have a prepayment penalty provision.

(2)	Maximum maturity date assumes all extension options are exercised.

(3)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Secured Income Fund 5 International, an affiliated fund advised by the Manager (Note 6).

(4)
The loan participations from the Company do not qualify for sale accounting under ASC 860 and therefore, the gross amount of these loans remain in Schedule IV. See “Obligations under Participation Agreements” in Note 7 and “Transfers of Participation Interest by the Company” in Note 6 in the accompanying notes to the consolidated financial statements.

(5)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Income Fund International, an affiliated fund advised by the Manager (Note 6).

(6)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Income Fund 6, Inc., an affiliated fund advised by the Manager (Note 6).

(7)	The Company sold a portion of its interest in this loan through a participation agreement to Terra Property Trust 2, Inc., an affiliated fund managed by a subsidiary of the Manager (Note 6).

(8)
On June 27, 2018, the Company entered into a participation agreement with Terra Income Fund 6, Inc. to purchase a 25% interest, or $4.3 million, in a mezzanine loan. As of December 31, 2018, none of the commitment has been funded.

(9)
In January 2019, the borrower extended the initial maturity of the loan to December 16, 2019. In addition, the borrower has two options to extend the maturity for one additional year resulting with a maximum maturity date of December 16, 2021.

(10)	This loan was used as collateral for a $34.2 million borrowing under a repurchase agreement (Note 7).

(11)
In January 2019, the borrower made a partial repayment of $18.5 million on this loan. In connection with the repayment, the maturity of the loan was extended to March 5, 2019. On March 5, 2019, this loan was repaid in full.

(12)	In January 2019, the Company acquired the collateral for this loan via deed in lieu of foreclosure (Note 10).

(13)	The Company entered into a forbearance agreement with the borrower whereby the borrower has until April 15, 2019 to repay the loan in full.

Terra Property Trust, Inc.
Notes to Schedule IV - Mortgage Loans on Real Estate
December 31, 2018

	Reconciliation of Mortgage Loans on Real Estate
	Years Ended December 31,
	2018	2017
Balance, beginning of year	$357,093,730	$330,683,840
Additions during period:
New mortgage loans	232,330,036	195,462,410
PIK interest	2,291,260	1,178,938
Reversal of provision for loan losses	—	191,703
Deductions during the period:
Collections of principal	(148,640,590)	(168,952,824)
Accrual, payment and accretion of exit fees, net	(116,678)	218,171
Amortization of premium	(713,784)	(1,688,508)
Foreclosure of collateral (1)	(54,000,000)	—
Balance, end of year	$388,243,974	$357,093,730
_______________

(1)
On July 30, 2018, the Company foreclosed on a multi-tenant office building encumbering a $54.0 million first mortgage in exchange for the relief of the first mortgage and related fees and expenses (Note 4).